Exhibit 99.1

Staffing 360 Solutions Pre-Announces Record First Quarter Revenue of $47 Million

Revenue for Fiscal Q1 2017 to Increase 30% Over Same Period Last Year

New York, NY – September 19, 2016 – Staffing 360 Solutions, Inc. (Nasdaq: STAF), a public company executing a global buy-and-build strategy through the acquisition of staffing organizations in the US and UK, announced today that it expects the Company’s reported revenue for the fiscal first quarter ended August 31, 2016 to reach a record of approximately $47 million, an increase of over 30% compared to approximately $36 million of revenue reported in the same period last year.

The Company expects to announce its comprehensive financial results for the fiscal quarter ended August 31, 2016 via press release and Form 10-Q before the SEC filing deadline in mid-October, along with an earnings conference call.

“After having just announced our strongest year-end results in our corporate history, we are thrilled to report a quarter that exceeds our revenue records yet again,” stated Brendan Flood, Executive Chairman of Staffing 360 Solutions. “Reaching $47 million in revenue is a significant milestone. We are now on a trajectory of roughly $190 million in annualized revenue, and our organic growth continues to improve our quarterly metrics. This will be the single largest quarterly revenue figure in the Company’s history.”

Matt Briand, President and CEO of Staffing 360 Solutions, further remarked, “The dedication and hard work of our employees across our six acquisitions have made this significant growth a reality.  We look forward to sharing more details shortly when we announce our full results in October.”

Staffing 360 Solutions believes that a consolidation strategy is ideally suited for the highly fragmented temporary staffing industry.  The management team has been engaged in the development of a comprehensive program to create a robust pipeline of prospective acquisitions, with a longer term objective of driving annual revenues to $300 million.

For more information about Staffing 360 Solutions and complete investor materials such as investor presentations, white papers and webcasts of past earnings calls, please visit:

www.staffing360solutions.com/res.html

About Staffing 360 Solutions, Inc.

Staffing 360 Solutions, Inc. (Nasdaq: STAF) is a public company in the staffing sector engaged in the execution of a global buy-and-build strategy through the acquisition of domestic and international staffing organizations in the US and UK.  The Company believes the staffing industry offers opportunities for accretive acquisitions that will drive its annual revenues to $300 million. As part of its targeted consolidation model, the Company is pursuing acquisition targets in the finance and accounting, administrative, engineering and IT staffing space. For more information, please visit: www.staffing360solutions.com.

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Forward-Looking Statements

Certain matters discussed within this press release are forward-looking statements including, but not limited to the timing and ability to enter into any additional acquisitions and expand our business, as well as the size of future revenue or trading volume or future access to capital markets.  Although Staffing 360 Solutions, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained.  Specifically, in order for the Company to achieve annualized revenues of $300 million, the Company will need to successfully raise sufficient capital, to consummate additional target acquisitions, successfully integrate any newly acquired companies, organically grow its business, successfully defend any potential future litigation, as well as various additional contingencies, many of which are unknown at this time and generally out of the Company’s control.  The Company can give no assurance that it will be able to achieve these objectives.  Staffing 360 Solutions does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law.  Factors that could cause actual results to differ materially from expectations include general industry considerations, regulatory changes, changes in local or national economic conditions, our ability to access the capital markets on terms acceptable to us, or at all, our ability to comply with our contractual covenants, including in respect of our debt and other risks detailed from time to time in Staffing 360 Solutions’ reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

Corporate Investor Contact:

Staffing 360 Solutions, Inc.

Darren Minton, Executive Vice President

212.634.6413

darren.minton@staffing360solutions.com

Financial Contact:

Staffing 360 Solutions, Inc.

David Faiman, Chief Financial Officer

212.634.6410

info@staffing360solutions.com